UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2018

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (972) 444-9001

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01.	Entry into a Material Definitive Agreement

On October 24, 2018, Pioneer Natural Resources Company (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders party thereto. The Credit Agreement replaced and superseded the Company's Second Amended and Restated 5-Year Revolving Credit Agreement dated as of March 31, 2011 (as amended to date, the “Prior Agreement”). As of October 24, 2018, the Company had no borrowings outstanding under the Credit Agreement or the Prior Agreement.

The Credit Agreement provides for a maturity date of October 24, 2023 (subject to provisions that permit two one-year extensions), and aggregate loan commitments of $1.5 billion. The interest rate calculation for borrowings is based on the Company's debt rating and such calculation did not change for the Company’s current debt rating. The primary differences made by the Credit Agreement in comparison to the Prior Agreement were:

(i)	the dollar threshold for cross default to other indebtedness increased from $75 million to $150 million;

(ii)
the financial covenant was revised such that total net debt, which is total debt reduced by certain cash and investments, replaces total debt in the ratio calculation, and the maximum ratio of total net debt to book capitalization less intangible assets, accumulated other comprehensive income and certain noncash asset impairments, was increased from 0.60 to 1.0 to 0.65 to 1.0; and

(iii)	the maximum amount of permitted subsidiary indebtedness was revised from a fixed amount of $500,000,000 to an amount equal to ten percent of the Company’s consolidated net tangible assets.

Borrowings under the Credit Agreement may be in the form of revolving loans or swing line loans. Revolving loans may comprise either alternate base rate (“ABR”) loans or Eurodollar loans. ABR loans bear interest at a rate per annum equal to (a) a defined alternate base rate margin, which is currently equal to 0.25% based on the Company’s debt rating, plus (b) the highest of (i) the prime rate publicly announced from time to time by Wells Fargo Bank, National Association, (ii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System during the last preceding business day, plus 0.50% or (iii) a base Eurodollar rate, substantially equal to LIBOR, plus 1.00% (the highest rate of (i) through (iii) above is referred to herein as the “Alternate Base Rate”). Eurodollar loans shall bear interest at rate per annum equal to (a) a margin (the “Applicable Margin”), which is currently equal to 1.25% based on the Company’s debt rating, plus (b) a base Eurodollar rate, substantially equal to LIBOR.

Letters of credit outstanding under the credit facility are subject to fees that accrue at a rate per annum equal to the Applicable Margin plus 0.125%. The Company also pays commitment fees on the undrawn amounts under the Credit Agreement that are determined by the Company’s debt rating (currently 0.15%). Borrowings under the Credit Agreement are general unsecured obligations.

The terms of the Credit Agreement provide for customary representations and warranties, negative and affirmative covenants (in addition to the financial covenant described above) and events of default. The lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable upon the occurrence, and during the continuance of, an event of default, which includes a change in control of the Company. Under the Credit Agreement, a change in control includes any person or group acquiring equity interests representing more than 35% of the voting power of the Company’s equity interests.

This description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

As disclosed in Item 1.01 “Entry into a Material Definitive Agreement” above, in connection with the Company’s entering into the Credit Agreement, the Prior Agreement was terminated effective October 24, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant into a Material Definitive Agreement

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1 --	Credit Agreement dated as of October 24, 2018, among the Company, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and certain other lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

	By:	/s/ Margaret M. Montemayor
Margaret M. Montemayor,
Vice President and Chief
Accounting Officer

Dated: October 30, 2018